EXHIBIT 4.1

TWELFTH SUPPLEMENTAL INDENTURE

by and among

STANDARD PACIFIC CORP. AND THE GUARANTORS PARTY HERETO

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of May 5, 2006

(Supplemental to the Indenture dated as of April 1, 1999)

TWELFTH SUPPLEMENTAL INDENTURE

This Twelfth Supplemental Indenture, dated as of May 5, 2006 (the “Twelfth Supplemental Indenture”), is entered into among Standard Pacific Corp., a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”), and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, this Twelfth Supplemental Indenture supplements the Indenture, dated as of April 1, 1999 (the “Original Indenture”), by and between the Company and the Trustee, as previously supplemented by the First Supplemental Indenture dated as of April 13, 1999 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of September 5, 2000 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of December 28, 2001 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of March 4, 2003 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture dated as of May 12, 2003 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of September 23, 2003 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture dated as of March 11, 2004 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture dated as of March 11, 2004 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture dated as of August 1, 2005 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture dated as of August 1, 2005 (the “Tenth Supplemental Indenture”), and the Eleventh Supplemental Indenture dated as of February 22, 2006 (the “Eleventh Supplemental Indenture”, and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture, collectively, the “Supplemental Indentures”, and the Supplemental Indentures together with the Original Indenture, collectively, the “Indenture”);

WHEREAS, the following series of Securities have been previously issued by the Company and remain outstanding under the Indenture: 7% Senior Notes due 2015 in the original aggregate principal amount of $175,000,000 issued pursuant to the Tenth Supplemental Indenture (the “7% Senior Notes”); 6 1/4% Senior Notes due 2014 in the original aggregate principal amount of $150,000,000 issued pursuant to the Eighth Supplemental Indenture (the “6 1/4% Senior Notes”); 7 3/4% Senior Notes due 2013 in the original aggregate principal amount of $125,000,000 issued pursuant to the Fourth Supplemental Indenture (the “7 3/4% Senior Notes”); 6 7/8% Senior Notes due 2011 in the original aggregate principal amount of $175,000,000 issued pursuant to the Fifth Supplemental Indenture (the “6 7/8% Senior Notes”); 6 1/2% Senior Notes due 2010 in the original aggregate principal amount of $175,000,000 issued pursuant to the Ninth Supplemental Indenture (the “2010 6 1/2% Senior Notes”); 5 1/8% Senior Notes due 2009 in the original aggregate principal amount of $150,000,000 issued pursuant to the Seventh

Supplemental Indenture (the “5 1/8% Senior Notes”); and the 6 1/2% Senior Notes due 2008 in the original aggregate principal amount of $150,000,000 issued pursuant to the Sixth Supplemental Indenture (the “2008 6 1/2% Senior Notes”, and together with the 7% Senior Notes, the 6 1/4% Senior Notes, the 7 3/4% Senior Notes, the 6 7/8% Senior Notes, the 2010 6 1/2% Senior Notes and the 5 1/8% Senior Notes, collectively, the “Notes”);

WHEREAS, pursuant to Section 6.03 of the Fourth, Fifth, Sixth, Seventh, Eighth, Ninth and Tenth Supplemental Indentures, the Company will not, and will not permit any Restricted Subsidiary (as defined in the Original Indenture) to, issue, assume guarantee or suffer to exist any Indebtedness (as defined in each of the Supplemental Indentures set forth in this paragraph) secured by any Lien upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any case effectively providing that any series of Notes issued pursuant to such Supplemental Indentures shall be secured equally and ratably with such Indebtedness.

WHEREAS, (i) the Revolving Credit Agreement dated as of August 31, 2005, as amended as of May 3, 2006, (the “Revolving Credit Agreement”) among the Company, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent, and (ii) the Term Loan A Credit Agreement dated as of May 3, 2006 (the “Term Loan A Credit Agreement”) among the Company, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent, each restrict Liens on Indebtedness (provided that the Revolving Credit Agreement and the Term Loan A Credit Agreement permit the Liens described below under arrangements providing that such Liens secure the obligations under the Revolving Credit Agreement or the Term Loan Credit Agreement, as applicable, equally and ratably with such other Indebtedness).

WHEREAS, pursuant to the Term Loan B Credit Agreement dated as of May 3, 2006 (the “Term Loan B Credit Agreement”) among the Company, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent, the Company and the Pledgor Subsidiaries have granted liens in the stock (or other equity interests) of certain Subsidiaries of the Company to secure the obligations of the Company and the respective Pledgor Subsidiaries under the Term Loan B Credit Agreement;

WHEREAS, the Subsidiaries the stock (or other equity interests) of which has been pledged pursuant to the terms of the Term Loan B Credit Agreement are Restricted Subsidiaries pursuant to the terms of the Indenture and the Notes;

WHEREAS, the Company and the Guarantors desire to supplement and amend the Indenture to secure the Notes equally and ratably with the obligations of the Company and the Pledgor Subsidiaries under the Term Loan B Credit Agreement, the Term Loan A Credit Agreement and the Revolving Credit Agreement;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Outstanding Notes to secure the Notes and to make any change that does not adversely affect the rights of the Holders; and

WHEREAS, the Company and the Guarantors hereby certify that all covenants and conditions precedent, if any, provided for in the Indenture relating to the execution, delivery and performance of this Twelfth Supplemental Indenture have been complied with, and all things necessary to make this Twelfth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE ONE

SCOPE OF TWELFTH SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This Twelfth Supplemental Indenture constitutes an integral part of the Indenture and this Twelfth Supplemental Indenture shall be read together with the Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Twelfth Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 1.02. Definitions. Any capitalized term used in this Twelfth Supplemental Indenture and not defined herein that is defined in the Indenture shall have the meaning specified in the Indenture, unless the context shall otherwise require.

(a)	“Collateral” means the property of the Company and the Pledgor Subsidiaries which is at any time subject to the Pledge Agreement.

(b)	“Collateral Agent” means Bank of America, N.A., in its capacity as Collateral Agent under the Pledge Agreement and the Intercreditor Agreement, and its successors, assigns and replacements in such capacity.

(c)	“Collateral Documents” means, collectively, the Pledge Agreement, the Intercreditor Agreement and any agreements, documents, or instruments (including UCC financing statements) required to be executed pursuant to the foregoing and relating to the Collateral referred to therein, in each case as amended or modified from time to time.

(d)	“Collateral Release” means a release of Collateral following a Collateral Release Date.

(e)	“Collateral Release Date” means any date on which all Liens on the Collateral are released in accordance with the terms of the Indenture or the Collateral Documents.

(f)	“Intercreditor Agreement” means the Collateral Agent and Intercreditor Agreement dated as of May 3, 2006 among the Collateral Agent, the Trustee, the Company and the Pledgor Subsidiaries.

(g)	“Pledge Agreement” means the Pledge Agreement dated as of May 3, 2006 among the Company, the Subsidiaries of the Company party thereto and the Collateral Agent granting a lien to the Collateral Agent for the benefit of the holders of the Qualified Obligations, in each case as at any time amended, modified, supplemented, renewed or extended.

(h)	“Pledgor Subsidiaries” has the meaning given in the Pledge Agreement.

(i)	“Qualified Obligations” has the meaning given in the Pledge Agreement.

(j)	“Secured Obligations” has the meaning given in the Pledge Agreement.

(k)	“Trigger Event” has the meaning given in the Intercreditor Agreement.

(l)	Any capitalized term used in this Twelfth Supplemental Indenture and not defined in the Indenture shall have the meaning specified in the Indenture, unless the context shall otherwise require.

ARTICLE TWO

COLLATERAL AND SECURITY

Section 2.01. Execution Of Collateral Documents. The Trustee, at the Company’s expense, will execute and deliver and the Company and each Guarantor will execute, deliver, file and record the Intercreditor Agreement and all other instruments and do all acts and other things as may be reasonably necessary to provide for the Liens under the Pledge Agreement, in accordance with the terms of the Collateral Documents and this Indenture.

Section 2.02. Collateral Documents. The due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company and the Pledgor Subsidiaries to the Holders of the outstanding Notes or the Trustee under this Indenture, the Guarantees and the Notes, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, subject to Section 2.04 hereof. Each Holder of the outstanding Notes by its acceptance or retention of the Notes shall be deemed to consent and agree to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof and authorizes and directs the Collateral Agent to enter into each of the Collateral Documents (including the Intercreditor Agreement) and to perform its respective obligations and exercise its respective rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents and the Company and each Guarantor shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby and by the Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and each Guarantor shall take any and all actions necessary, or reasonably requested by the Trustee or Collateral Agent pursuant to the terms of the Collateral Documents, to cause the Collateral Documents to create and maintain, as security for the obligations of the Company and each Guarantor under this Indenture and the Notes, valid, enforceable and perfected Liens in and on all the Collateral (and in all assets of the Company and any Guarantor, which under this Indenture or any Collateral Document is required to be included in the Collateral), in favor of the Collateral Agent, equally and ratably with Liens securing other obligations secured by the Collateral Documents.

Section 2.03. Recording and Opinions. Promptly after the execution and delivery of this Twelfth Supplemental Indenture, and prior to the Collateral Release Date, the Company shall furnish to the Trustee within 120 days after the end of each fiscal year of the Company an Opinion of Counsel, dated as of the date of delivery, stating that, in the opinion of such counsel, either (i) (A) all action has been taken with respect to the recording, registering, filing, rerecording and refiling of the Indenture, all supplemental indentures, the Collateral Documents, financing statements, continuation statements or other Collateral and all other instruments as are necessary to maintain, protect and preserve the Liens and the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Collateral Documents, and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given and (B) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Collateral Documents with respect to their Liens in the Collateral, or (ii) no such action is necessary to maintain, preserve and protect the Liens and the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Collateral Documents during such period. Such Opinion of Counsel shall be required in addition to, and not in lieu of, any Officers’ Certificate required under this Indenture or the Collateral Documents.

Section 2.04. Release And Subordination Of Collateral.

(a) Subject to subsection (b) of this Section 2.04, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time at the sole cost and expense of the Company only as expressly permitted by the Collateral Documents.

(b) In addition, Liens in respect of the Notes of any Series may be released upon the request of the Company and the Guarantors pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of the Liens securing the Notes of such Series under any one or more of the following circumstances:

(i) payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes of such Series and any other Obligations in respect of the Notes of such Series;

(ii) with the consent of at least [75]% in aggregate principal amount of the Notes of such Series;

(iii) upon satisfaction and discharge in respect of the Notes of such Series as set forth under Article Eight of the Original Indenture; or

(iv) Legal Defeasance or Covenant Defeasance in respect of the Notes of such Series as set forth under Article Eight of the Original Indenture.

(c) The release of any Collateral from the Lien of any Collateral Document or the subordination of any Lien of any Collateral Document shall not be deemed to impair such Lien or the Collateral under the Collateral Documents in contravention of the provisions of this Indenture or such Collateral Document if and to the extent the Collateral or Lien is released or subordinated pursuant to, and in accordance with, this Indenture and such Collateral Document.

Section 2.05. Certificates of the Company. The Company shall furnish to the Trustee, prior to each proposed Collateral Release, all documents required by TIA § 314(d). The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such instruments. The Trustee will determine whether it has received all information required by TIA § 314(d) in connection with such release and, based upon such determination, shall deliver a certificate to the Collateral Agent setting forth such determination. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert within the meaning of TIA § 314(d).

Section 2.06. Authorization of Actions To Be Taken By The Trustee Under the Collateral Documents. Subject to the provisions of Section 7.01 and 7.02 hereof and Section 8 of the Intercreditor Agreement, upon a Trigger Event, the Trustee for the Holders of any Series of Notes that asserts the Trigger Event, in its sole discretion and without the consent of the Holders of any other Series of outstanding Notes, may direct in writing the Collateral Agent to proceed to enforce the Liens granted in the favor of the Holders of such Series of Notes pursuant to the Collateral Documents. The Trustee shall not have any right to institute an action or proceeding or to exercise any other remedy provided by the Pledge Agreement or by law or equity for the purposes of realizing upon the Liens in the Collateral other than as set forth in Section 8 of the Intercreditor Agreement. The Trustee shall be authorized to take on behalf of the Holders of the Notes any action required to be taken by the Trustee under Section 5 of the Intercreditor Agreement. The Trustee shall be authorized to consent to any amendment of the Pledge Agreement or the Intercreditor Agreement under, or any action under, Section 7(c), Section 7(d), Section 8(b), Section 9(c), Section 10(l) or Section 13(a) of the Intercreditor Agreement (or any other section of the Intercreditor Agreement providing for action or consents by any Creditor Representatives (as defined in the Intercreditor Agreement) or Majority Representatives (as defined in the Intercreditor Agreement)), without the consent of any Holders of Notes under the Indenture, unless such amendment or action would constitute an amendment or supplement to the Indenture or to the Notes that would require the consent of a majority in principal amount of the Notes of any series or the consent of each affected Holder (in which case the Trustee may provide such consent or take such action if such amendment or supplement to the Notes is authorized under the Indenture). If a Trigger Event occurs, the Trustee shall be authorized to take action, including to give an Enforcement Order (as defined in the Intercreditor Agreement) and to participate on an Enforcement Committee (as defined in the Intercreditor Agreement), including to provide consents or take any other action thereunder, on the same basis, and subject to the same indemnifications and other protective provisions in the Indenture, as would apply to any other action taken by the Trustee on behalf of the holders of the Notes on and after the delivery of a notice accelerating the maturity of any of the Notes under the Indenture.

Section 2.07. Authorization of Receipt Of Funds By The Trustee Under the Collateral Documents. The Trustee for the Holders of any Series of Notes shall receive any funds for the benefit of such Holders in respect of the enforcement of Liens granted pursuant to the Pledge Agreement, and to make further distributions of such funds, in accordance with the provisions of the Intercreditor Agreement and this Indenture.

Section 2.08. Termination of Security Interest. The Trustee for the Holders of any Series of Notes, after receipt of any certificate or opinion required by Section 2.05 and at the request of the Company and the Guarantors, will deliver a certificate to the Collateral Agent instructing the Collateral Agent to release the Liens granted in respect of the Notes of such Series pursuant to the Pledge Agreement when such Liens may be released pursuant to the terms of this Indenture or the Collateral Documents. Upon receipt of any such instruction, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of all such Liens.

ARTICLE THREE

MISCELLANEOUS

Section 3.01. Governing Law. The laws of the State of New York shall govern this Twelfth Supplemental Indenture and the Notes.

Section 3.02. No Adverse Interpretation of Other Agreements. This Twelfth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Twelfth Supplemental Indenture.

Section 3.03. No Recourse Against Others. A director, officer, employee, controlling person, manager or equity holder, as such, of the Company or the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Section 3.04. Successors and Assigns. All covenants and agreements of the Company and the Guarantors in this Twelfth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Twelfth Supplemental Indenture shall bind its successors and assigns.

Section 3.05 Duplicate Originals. The parties may sign any number of copies of this Twelfth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06 Severability. In case any one or more of the provisions contained in this Twelfth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Twelfth Supplemental Indenture or the Notes.

Section 3.07. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:

If to the Company or any Guarantor:

c/o Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Attn: Secretary

Section 3.08. Amendment and Modification. This Twelfth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twelfth Supplemental Indenture or for or in respect of the recitals contained herein, or of the Collateral or any of the Collateral Documents, all of which are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Twelfth Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Company and the Guarantors agree to pay all amounts due to the Trustee under Section 7.07 of the Indenture arising under or in connection with this Twelfth Supplemental Indenture, the Collateral, or the Collateral Documents. Each Series of Notes outstanding under the Indenture shall be excluded from the operation of Section 310(b)(1) of the TIA to the maximum extent permitted by the TIA and the rules, regulations and interpretations of the SEC thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Twelfth Supplemental Indenture by their officers thereunto as of the date first written above.

STANDARD PACIFIC CORP.

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Executive Vice President – Finance and Chief Financial Officer

By:	/s/ JOHN M. STEPHENS
John M. Stephens Vice President and Corporate Controller

GUARANTORS:

LB/L – Duc II-Franceschi, LLC

By: Standard Pacific Corp., its Manager

LMD El Dorado 134, LLC

By: Standard Pacific Corp., its Manager

Standard Pacific 1, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 2, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 3, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 4, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 5, LLC.

By: Standard Pacific Corp., its sole member

Standard Pacific 6, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 7, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 8, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 9, LLC

By: Standard Pacific Corp., its sole member

Standard Pacific 10, LLC

By: Standard Pacific Corp., its sole member

SPNS Golden Gate, LLC

By: Standard Pacific Corp., its Managing Member

Standard Pacific of Tonner Hills, LLC

By: Standard Pacific Corp., its sole member

By:	/s/ STEPHEN J. SCARBOROUGH
Stephen J. Scarborough Chairman and Chief Executive Officer

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Executive Vice President and Chief Financial Officer

Standard Pacific of Colorado, Inc.

By:	/s/ TIMOTHY C. LITTLE
Name:	Timothy C. Little
Title:	President

CH Construction, Inc.

Hilltop Residential, Ltd.

By:  Residential Acquisition GP, LLC,

         its general partner

CH Florida, Inc.

HSP Arizona, Inc.

HSP Tucson, Inc.

HWB Construction, Inc.

HWB Investments, Inc.

OLP Forty Development, LLC

By:  Standard Pacific of Jacksonville,

         its Manager and Sole Member

By:  Standard Pacific of Jacksonville GP, Inc.,

         its Managing Partner

Residential Acquisition GP, LLC

SP Colony Investments, Inc.

SP Coppenbarger Investments, Inc.

SP La Floresta, Inc.

SPLB, Inc.

Standard Pacific of Arizona, Inc.

Standard Pacific of Central Florida GP, Inc.

Standard Pacific of Central Florida

By:  Standard Pacific of Central Florida GP,

         Inc., its Managing Partner

Standard Pacific of Fullerton, Inc.

Standard Pacific of Jacksonville GP, Inc.

Standard Pacific of Jacksonville

By:  Standard Pacific of Jacksonville GP,

         Inc., its Managing Partner

Standard Pacific of Orange County, Inc.

Standard Pacific of Tucson, Inc.

Standard Pacific of Walnut Hills, Inc.

Standard Pacific of South Florida, GP, Inc.

Standard Pacific of South Florida

By:  Standard Pacific of South Florida, GP, Inc.

         its Managing Partner

Walnut Hills Development 268, LLC,

By:  Standard Pacific of Walnut Hills, Inc.,

         its Member

By:	/s/ STEPHEN J. SCARBOROUGH
Stephen J. Scarborough Assistant Secretary

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Assistant Treasurer

Pala Village Investments, Inc. Standard Pacific of Texas GP, Inc. Standard Pacific of Texas, L.P. By: Standard Pacific of Texas GP, Inc. its general partner

By:	/s/ STEPHEN J. SCARBOROUGH
Stephen J. Scarborough Assistant Secretary

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Treasurer

SP Texas Investments, Inc.

Standard Pacific Active Adult Communities, Inc.

Standard Pacific of Illinois, Inc.

Westfield Homes USA, Inc.

Standard Pacific 1, Inc.

Standard Pacific 2, Inc.

Standard Pacific 3, Inc.

Standard Pacific 4, Inc.

Standard Pacific 5, Inc.

Standard Pacific 6, Inc.

Standard Pacific 7, Inc.

Standard Pacific 8, Inc.

Standard Pacific 9, Inc.

Standard Pacific 10, Inc.

By:	/s/ STEPHEN J. SCARBOROUGH
Stephen J. Scarborough President

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Vice President & Treasurer

SP Ventura Investments, Inc.

Standard Pacific of Las Vegas, Inc.

Standard Pacific of Southwest Florida GP, Inc.

Standard Pacific of Southwest Florida

By:  Standard Pacific of Southwest Florida

         GP, Inc., its Managing Partner

Standard Pacific of Tampa GP, Inc.

Standard Pacific of Tampa

By:  Standard Pacific of Tampa GP, Inc.

         its Managing Partner

Westfield Homes of the Carolinas, LLC

By:	/s/ STEPHEN J. SCARBOROUGH
Stephen J. Scarborough Assistant Secretary

By:	/s/ ANDREW H. PARNES
Andrew H. Parnes Vice President & Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ SHARON MCGRATH
Name: Sharon McGrath Title: Vice President